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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [ ]  Definitive Proxy Statement
   [X]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                           INTERNET LAW LIBRARY, INC.
                (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant )

Payment of Filing Fee (check the appropriate box):
   [X] No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:
       5) Total fee paid:

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.
       1)  Amount previously paid:
       2)  Form, Schedule or Registration Statement No.:
       3)  Filing Party:
       4)  Date Filed:

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
                                        ITISLAW(R)
                                 INTERNET LAW LIBRARY, INC.
                                  www.interlawlibrary.com
                                     stock symbol: elaw                                    [LOGO]
-------------------------------------------------------------------------------------------------------
4301 Windfern Rd.  Suite 200      Houston, Texas 77041-8915      281-600-6000        fax 713-462-1980
HUNTER M. A. CARR, CHAIRMAN OF THE BOARD                                            HUNTER@ITISLAW.COM

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September 7, 2001

Dear Stockholder:

Enclosed is the Proxy Statement for Fiscal Year 2000. Along with your vote on the issues at hand (which refer to our 2000- 2001 fiscal year), I wanted to provide you with a brief update and to address an urgent issue.

As most of you know, we have experienced great transition over the last two years, and as we close our third year as a public company, we are excited about the future. For some companies similar to ours, the average stock value is much higher (if based exclusively on assets, profitability, revenues, or growth). Our revenues from FY 2000 to FY 2001 have more than doubled, as have the assets and stockholder equity. God continues to bless us with great talent and opportunity.

We take our responsibility to provide a favorable return to our stockholders seriously and will continue to earn your support. Our stock value has been a victim of significant "SHORTING" by a host of individuals and/or organizations. Shorting sometimes occurs when stock that is not owned directly by the seller is sold. The stock "sold" may be yours and may have been "loaned" for the transaction (sale) without your approval. It is, in essence, loaned by the broker/dealer to someone shorting our stock. In most situations, this is a short-term strategy by a seller, and, based on volume, can at times drive the stock values down-often without merit and in spite of positive financial outcomes or performance.

We are presently involved in litigation with entities we believe have actively pursued a shorting campaign against our stock. Additionally, as we announced in a press release issued July 30, Internet Law Library, Inc. was selected by NASDAQ as one of 300 OTCBB companies that are to be part of a Pilot Program designed to protect investors' orders when buying and selling stocks. Internet Law Library, Inc., was selected as one of the 200 most actively traded securities as of August 1, 2001.

We need your help! In order to effectively mount a campaign to address potential shorting activities and curtail them, we would like you to take the following action:

      1. Contact your broker to determine who is responsible for account management of loaned stock. Typically, your broker will suffice, but some firms have officers or staff designated for this purpose.
      2. Write a letter to your broker and copy the account management department. Indicate to your broker/dealer that they DO NOT HAVE your specific or implied permission, at any time, to loan your stock under any circumstances. If necessary, request that your broker place a "no borrowing" legend on your stock certificate.

Your help is critical to our achieving our goals within the public markets. We are grateful to have you as a stockholder and strive to maintain your confidence. We thank you in advance for your cooperation and appreciate your assistance.

                                          Sincerely,

                                          /s/ Hunter M. A. Carr
                                          Hunter M. A. Carr
                                          Chairman/Chief Executive Officer

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
GOVERNET AFFAIRS,   NATIONAL LAW LIBRABRY, INC.   BRIEF REPORTER, LLC        ITIS, INC.       COMPASS DATA SYSTEMS
www.govaffs.           www.itislaw               www.briefreporter.com     www.itisinc.com     www.compassdata.com

                                                  VENCO COMPLIANCE, INC.
                                                  www.itisvenco.com

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